Exhibit 99.4

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.
SUBJECT TO THE TERMS OF THIS WARRANT, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON DECEMBER 31, 2018.

No. 001	Original Issue Date: May 9, 2017

INNOCOLL HOLDINGS PLC

WARRANT TO SUBSCRIBE FOR ORDINARY SHARES

For GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED subject to the provisions of this WARRANT TO SUBSCRIBE FOR ORDINARY SHARES (this “Warrant”), Lough Ree Technologies Limited or its registered assign (“Warrantholder”) is entitled to subscribe for, and to have allotted and issued to it by Innocoll Holdings plc, an Irish public limited company (the “Company”), at any time during the period commencing on the Commencement Date (as defined below) and ending at the Expiration Time (as defined below), a number of Warrant Shares (as defined below) up to the Warrant Share Number (as defined below) at an exercise price per Warrant Share equal to $0.01 (subject to appropriate adjustment pursuant to Section 8, the “Warrant Price”).  This Warrant was originally issued on the Original Issue Date specified in the caption above.

(a) “Commencement Date” shall mean December 31, 2017 (the “Maturity Date”), provided that the Company has not repaid in full all outstanding principal and accrued and unpaid interest under the Term Loan (as defined in the Loan Agreement) and all other outstanding Obligations (as defined in the Loan Agreement) with respect to the Term Loan on or prior to the Maturity Date.

(b) “Expiration Time” shall mean 5:00 P.M., Eastern Time, on December 31, 2018.

(c) “Warrant Share(s)” shall mean any ordinary shares, par value $0.01 per share, of the Company (“Ordinary Shares”) issuable pursuant to the terms of this Warrant.

(d) “Warrant Share Number” shall mean a number of Warrant Shares equal to the product of (x) 0.05 and (y) the total number of Ordinary Shares (inclusive of any Ordinary Shares issuable upon conversion of other shares of capital stock of the Company convertible into Ordinary Shares) issued and outstanding as of the Maturity Date.  The Warrant Share Number shall be subject to adjustment from time to time as described herein.

Section 1.          Registration.  The Company shall maintain books for the transfer and registration of the Warrant.  Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder. This Warrant was originally issued in connection with a loan to be made to the Company pursuant to that certain Loan and Guaranty Agreement, dated May 9, 2017, by and among the Company, Innocoll Pharmaceuticals Limited, an Irish private limited company and wholly-owned subsidiary of the Company, and Gurnet Point L.P., a Delaware limited partnership and the direct parent of the Warrantholder, acting through its general partner, Waypoint International GP LLC (as such agreement may be amended, supplemented, assigned, replaced or otherwise modified from time to time in accordance with its terms, the “Loan Agreement”).

Section 2.          Transfers.  As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration.  Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3.          Exercise of Warrant; Acceleration; Notice of Certain Events.

(a)  Subject to the provisions hereof, the Warrantholder may exercise this Warrant, in whole or in part, at any time and from time to time, on or after the Commencement Date and prior to the Expiration Time, provided that, in each case, the Warrantholder has: (X) surrendered this Warrant to the Company (if required, as provided below) or evidence of loss, theft or destruction thereof (together with security or indemnity) has been provided to the Company; (Y) delivered a duly executed Warrant exercise agreement in the form attached hereto as Appendix A (the “Exercise Agreement”), the delivery of which Exercise Agreement may be made by hand, mail, courier, fax or email to the Company’s notice address provided below; and (Z) paid the aggregate Warrant Price for that number of Warrant Shares then being subscribed for to the Company, by cash, certified check or wire transfer of funds. The conditions of clauses (X), (Y) and (Z) of the immediately preceding sentence, each to the extent relevant to a particular exercise are referred to as the “Exercise Conditions.”  The Exercise Agreement shall indicate the number and type of Warrant Shares then being subscribed for pursuant to such exercise and the manner of payment of the Warrant Price.  The date on which all of the Exercise Conditions, to the extent applicable, have been satisfied is the “Exercise Date.” Any exercise of this Warrant shall be for not less than 1,000 Warrant Shares, or such lesser amount as may then remain unexercised. The Warrant Shares so subscribed for shall be issued by the Company to the Warrantholder or the Warrantholder’s designee, as the record owner of such Warrant Shares, as of the close of business on the date on which the last of the Exercise Conditions has been satisfied. The Company shall provide certificates for the Warrant Shares so issued (or have such Warrant Shares credited by book entry to an account designated by such Warrantholder), representing the aggregate number of Warrant Shares specified in the Exercise Agreement, to be delivered to the Warrantholder as provided in Section 3(c).  The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder.  If the exercise referred to in an Exercise Agreement represents the full exercise of the outstanding balance of the Warrant, the Warrantholder shall tender this Warrant to the Company within five (5) Trading Days thereafter.  If this Warrant shall have been exercised only in part, the Warrantholder shall tender this Warrant to the Company (which tender shall be deemed to apply only to the portion of the Warrant exercised to the date of such tender and not to the entire Warrant), then, unless this Warrant has expired, the Company shall, at its expense, within two (2) business days of such tender, deliver to the Warrantholder a new Warrant of the same tenor (including, but not limited to, reference to the Original Issue Date specified in the caption of this Warrant) representing the number of Warrant Shares with respect to which this Warrant shall not then have been exercised; provided, however, that even before the Warrantholder receives such replacement Warrant, the Warrantholder may nevertheless exercise, in whole or in part and from time to time, the remaining portion of this Warrant in accordance with its terms, and, in the case of a full exercise of the balance of this Warrant, any obligation to deliver the Warrant to the Company shall be deemed satisfied.

(b)  For purposes of this Warrant, the following terms have the meanings indicated:

“business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Principal Trading Market” means the Trading Market on which the Ordinary Shares are principally traded at the relevant time.

“Trading Day” means (a) any day on which the Principal Trading Market shall be open for business or (b) if the Ordinary Shares are not then listed or quoted and traded on any such market, then any business day.

“Trading Market” means The NASDAQ Stock Market or any of the following markets or national securities exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace or the OTCQB Marketplace operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

(c)  Upon the appropriate payment of the Warrant Price for the Warrant Shares issued, together with the surrender of this Warrant, the Warrantholder shall be entitled to receive a certificate or certificates for the Warrant Shares so issued or to have such Warrant Shares credited by book entry to an account designated by the Warrantholder. The Company shall deliver such certificates representing the Warrant Shares, or credit such Warrant Shares by book entry, in accordance with the instructions of the Warrantholder as provided in the Exercise Agreement (such certificates or such credit by book entry, referred to herein as the “Warrant Share Certificates”) within three (3) Trading Days (such third Trading Day, a “Share Delivery Date”) of the Exercise Date.

(d)  The Warrantholder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 3 on the Exercise Date.

Section 4.          Compliance with the Securities Act of 1933. So long as is required by applicable securities laws, the Company may cause the first paragraph legend set forth on the first page of this Warrant (beginning with the phrase “The Securities represented hereby ...”) to be set forth on each Warrant.

Section 5.          Payment of Taxes.  The Company will pay (or procure the payment of) any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid.  The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 6.          Mutilated or Missing Warrants.  In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor (including, but not limited to, reference to the Original Issue Date specified in the caption of this Warrant) and for the subscription for a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7.          Reservation of Ordinary Shares.  The Company hereby represents and warrants that there have been reserved, and the Company shall at all times keep reserved and available, solely for issuance and delivery upon exercise of the Warrant, out of the Company’s authorized and unissued Ordinary Shares, such number of Ordinary Shares as from time to time shall be issuable upon the exercise of the rights of subscription represented by this Warrant.  If, at any time while this Warrant is outstanding, the Company has a transfer agent for its Ordinary Shares, the Company will provide irrevocable written instructions to such transfer agent to reserve the number of shares contemplated to be reserved pursuant to and for the purposes contemplated by the immediately preceding sentence.  The Company agrees that all Warrant Shares issued upon due exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares (or at the time the Warrant Shares are credited by book entry), duly authorized, validly issued, fully paid and non-assessable Ordinary Shares.

Section 8.          Adjustments.  Subject and pursuant to the provisions of this Section 8, unless waived in a particular case by the Warrantholder, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a)          If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Ordinary Shares in shares of its capital stock, subdivide its outstanding Ordinary Shares into a greater number of shares or combine its outstanding Ordinary Shares into a smaller number of shares or issue by reclassification of its outstanding Ordinary Shares any shares of its capital stock (including any such reclassification in connection with a scheme of arrangement, consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of Ordinary Shares or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder.  Such adjustments shall be made successively whenever any event listed above shall occur.

(b)          If any capital reorganization or reclassification of the capital stock of the Company shall be effected, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each Warrantholder shall, following such reorganization or reclassification, thereafter have the right to receive upon exercise hereof the kind and amount of securities, cash or other property which the Warrantholder would have been entitled to receive pursuant to such reorganization or reclassification if such exercise had taken place immediately prior to such reorganization or reclassification. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Warrant Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, schemes of arrangement, consolidations, mergers, sales, transfers or other dispositions.

(c)          In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than Ordinary Shares, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

Section 9.          Fractional Interest.  The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant.  If any fractional Ordinary Shares would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the Warrantholder an amount in cash equal to the Market Price of such fractional Ordinary Share on the date of exercise. The term “Market Price” shall mean the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market or any other national securities exchange, the closing bid price per Ordinary Share for such date (or the nearest preceding date) on the Principal Trading Market; (b) if prices for Ordinary Shares are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported; or (c) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Warrantholder.

Section 10.          Benefits.  Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 11.          Notices to Warrantholder.  Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder in accordance with the notice provisions set forth in Section 12, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 12.          Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by e-mail, then such notice shall be deemed given at the time of sending of the e-mail (provided that the sender does not receive any notice of a delivery failure or “bounceback” message), (iv) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (v) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier.  All notices shall be addressed as follows (or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other):

If to the Warrantholder:

Lough Ree Technologies Limited
c/o Waypoint International GP LLC
55 Cambridge Parkway, Suite 401
Cambridge, MA 02142
United States
Attention: James Singleton
Facsimile: (617) 588-4901

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153
United States
Attention: Michael J. Aiello; and Daniel S. Dokos
E-mail: michael.aiello@weil.com; daniel.dokos@weil.com
Fax: (212) 310-8007

If to the Company:

Innocoll Holdings plc
 Unit 9, Block D, Monksland Business Park,
Monksland, Athlone,
County Roscommon,
Ireland
Attention:  Anthony Zook
Email:          TZook@innocoll.com

 with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
United States
Attention: Jeffrey A. Baumel; Ilan Katz
Email: jeffrey.baumel@dentons.com; and ilan.katz@dentons.com

Section 13.           Successors.  All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 14.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law provisions thereof.  The Company and, by accepting this Warrant, the Warrantholder, each irrevocably agrees and submits to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby (provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such suit, action, proceeding or judgment, such suit, action, proceeding or judgment shall be settled exclusively in, and the parties irrevocably agree and submit to the jurisdiction of, the United States District Court for the District of Delaware and the appellate courts therefrom).  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant.  The Company and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 15.          No Rights as Stockholder.  Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 16.          Amendment; Waiver.   Any term of this Warrant may be amended or waived only with the written consent of both the Company and the Warrantholder.

Section 17.          Section Headings.  The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the 9th day of May 2017.

INNOCOLL HOLDINGS PLC

By:	/s/ Anthony Zook
Name:	Anthony Zook
Title:	Chief Executive Officer

[Signature Page To Warrant]

APPENDIX A
INNOCOLL HOLDINGS PLC
WARRANT EXERCISE FORM

To:          Innocoll Holdings plc (the “Company”)
Attn: Corporate Secretary
Fax: (___) ___-_____

The undersigned (the “Warrantholder”) hereby irrevocably elects to exercise the right of subscription represented by the Warrant No. ___, dated as of ______________, 20__, issued by the Company (the “Warrant”) for, and to subscribe thereunder by the payment of the aggregate Warrant Price as indicated below, for _______________ ordinary shares, par value $0.01 per share, of the Company (“Exercise Shares”) as provided for therein, and requests that certificates for the Exercise Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by the Company to the above address or to _______________ ___________________________________________________________________________________________________________________________________________.

☐  This Exercise Shares represents the full exercise of the outstanding balance of the Warrant Shares.  The Warrantholder either

☐  has previously surrendered the Warrant to the Company; or

☐  will surrender (or cause to be surrendered) the Warrant to the Company at the address indicated above by express courier within five (5) Trading Days after delivery or facsimile transmission of this Exercise Agreement.

☐  The Exercise Shares represent less than the outstanding balance of the Warrant Shares.

☐  The Warrantholder is tendering the Warrant to the Company, subject to the provisions of Section 3 of the Warrant regarding such tender.  As contemplated by such section, that the Company shall issue a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Payment of Warrant Price is being tendered in cash as follows:

☐          CASH:          $                                                    =  (Warrant Price x Exercise Shares)

Payment is being made by:
☐          enclosed check
☐          wire transfer
☐          other

As contemplated by the Warrant, this Exercise Agreement is being sent by facsimile, email, mail or courier to the telecopier/fax number, email address or mail address and officer indicated above. This Warrant Exercise Form is subject to the terms of the Warrant and any capitalized terms used in this Warrant Exercise Form and not defined herein shall have the meaning ascribed to such terms in the Warrant. To the extent there is a conflict between this Warrant Exercise Form and the Warrant the terms of the Warrant shall govern.

Dated: ___________________, ____

Note:  The signature must correspond with the name of the Warrantholder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.

WARRANTHOLDER NAME: ___________________________

Warrantholder Signature:  By: ____________________________

Name (please print): ____________________________________

Assignee:  _________________________________________